Exhibit 99.1

   Chattem Announces Further Extension and Amendment of Consent Solicitation

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--July 19, 2006--Chattem, Inc. (NASDAQ: CHTT) - a leading marketer and manufacturer of branded consumer products, today announced that it has extended until 5:00 p.m., New York City time, on Tuesday July 25, 2006 (the "Expiration Time") the previously announced solicitation of consents from Holders of its $107.5 million 7% Senior Subordinated Notes due 2014 (the "Notes") to an amendment to the related indenture (the "Indenture") to increase Chattem's capacity to make restricted payments by an additional $85.0 million, including payments for the repurchase of Chattem's common stock (the "Proposed Amendment"). The consent solicitation, which commenced on June 26, 2006, was previously scheduled to expire at 5:00 p.m., New York City time, on Tuesday, July 18, 2006.
    In addition, Chattem has amended the terms of the consent solicitation as follows:

    -- Consent Payment. On the Payment Date, Chattem will pay a $50.00 Consent Payment for each $1,000 principal amount of the Notes to each Holder from which a properly completed and duly executed consent is received prior to the Expiration Time and not properly revoked, instead of the previously announced Consent Payment of $40.00 for each $1,000 principal amount of the Notes validly consented.

    -- Additional Proposed Amendment. In addition to the Proposed Amendment, Chattem has agreed to adjust the Fixed Charge Coverage Ratio (as defined in the Indenture) that the Company must satisfy in order for the Company and its guarantors to incur certain types of indebtedness or issue certain types of securities to 2.5/1.0 (the "Additional Proposed Amendment" and, together with the Proposed Amendment, collectively, the "Proposed Amendments").

    -- Effective Time. The Additional Proposed Amendment will require Chattem to obtain the consent of a majority of its lenders under its senior credit facility (the "Lender Consent"). Accordingly, the Proposed Amendments will not become effective until such time as the Lender Consent has been obtained and the other conditions previously described in the Consent Solicitation Statement dated June 26, 2006 (as amended from time to time, the "Consent Solicitation Statement") have been satisfied.

    Wachovia Securities, as solicitation agent for the consent solicitation, has advised Chattem that, based on discussions with, and verbal commitments from, certain holders of the Notes, it believes that holders of a majority of the aggregate principal amount of the outstanding Notes will deliver their consents pursuant to the terms set forth above.
    The Consent Solicitation Statement, including all references therein to the "Consent Payment", "Effective Time" and "Proposed Amendment", shall hereinafter be deemed modified in accordance with the foregoing. All capitalized terms not defined herein have their respective meanings as set forth in the Consent Solicitation Statement. All other material terms of the consent solicitation remain unchanged. Holders of the Notes who have already properly delivered their consents do not need to deliver new consents. Consents (whether previously or hereafter delivered) may only be revoked in the manner described in the Consent Solicitation Statement.
    Chattem may further extend the consent solicitation on a daily basis or for a specified period of time. If Chattem further extends the consent solicitation, it will provide notice of such extension to the Information Agent on the next business day following the scheduled Expiration Time, which will be followed as promptly as practicable by notice thereof to holders. Chattem currently intends to notify holders of any such extension solely by issuing a press release, but may elect to utilize other means reasonably calculated to inform holders of such extension.
    If Chattem elects to further extend the period during which the consent solicitation is open, all consents received will remain valid (and subject to revocation as provided in the consent solicitation statement) until the date and time to which the Expiration Time has been extended.
    For a complete statement of the terms and conditions of the consent solicitation and of the Proposed Amendments to the Indenture, holders of the Notes should refer to the Consent Solicitation Statement and the form of Supplemental Indenture attached as an exhibit to Chattem's Current Report on Form 8-K filed July 19, 2006. This release is for informational purposes only. It does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents. The consent solicitation will only be made by means of the Consent Solicitation Statement.
    Questions regarding the consent solicitation may be directed to Wachovia Securities, Liability Management Group, at (704) 715-8341 or toll-free at (866) 309-6316. Global Bondholder Services Corporation is serving as Information Agent in connection with the consent solicitation. Requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement should be directed to the Information Agent at Global Bondholder Services Corporation, 65 Broadway, Suite 704, New York, New York 10005,
Telephone: (212) 430-3774.
    Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Chattem to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in Chattem's Annual Report on Form 10-K for the fiscal year ended November 30, 2005 and the other documents Chattem files with the SEC from time to time. Chattem undertakes no duty to update its forward-looking statements, including its earnings outlook.

    About Chattem

    Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. Chattem's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. Chattem's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun Blue(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit Chattem's website: www.chattem.com.

    CONTACT: Chattem, Inc.
             Catherine Baker, 423-822-3209